                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report
(Date of earliest event reported) April 19, 1996
                                  ----------------




                           GENERAL MOTORS CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




     STATE OF DELAWARE                 1-143                 38-0572515
- ----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
     of incorporation)                                    Identification No.)




     767 Fifth Avenue, New York, New York                     10153-0075
 3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
 --------------------------------------------                 ----------
   (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5.  Other Events

        (a) On April 22, 1996, General Motors Corporation (GM) issued a news release on the subject of 1996 first quarter consolidated earnings. The GM
News release and related news release of Electronic Data Systems Corporation
(EDS), General Motors Acceptance Corporation (GMAC) (also dated April 22, 1996) and Hughes Electronics Corporation (dated April 19, 1996) were as follows:


                               GM News Release





     DETROIT -- General Motors Corporation today reported 1996-first-quarter consolidated net income of $1.0 billion, or $0.94 per share of GM $1-2/3 par value common stock, including the impact of a strike (see below). This compares with $2.1 billion, or $2.44 per share, in the first quarter of 1995. That represents a decline of $1.1 billion, or 52 percent, compared with the year-ago period.
     The first-quarter results included an unfavorable impact of $900 million after tax, or $1.20 per share of GM $1-2/3 par value common stock, related to a 17-day strike at two GM component plants in Dayton, Ohio, that resulted in the temporary shutdown of 26 of 29 GM North American assembly plants and certain automotive component plants during the quarter.
     "Clearly our financial performance in the first quarter of 1996 was impacted by the strike and was certainly not indicative of GM's continuing profit improvement," GM Chairman and Chief Executive Officer John F. Smith, Jr., said. "Barring unforeseen events, our aim is to bounce back in the second quarter and subsequent periods this year to financial-performance levels reflecting our ongoing progress in achieving corporate-earnings targets."
     Significant highlights of first-quarter-1996 results from the automotive sectors included the following:
       -    The combined results of GM North American Operations
            (GM-NAO) and Delphi Automotive Systems totaled a net loss of $195 million in the first quarter of 1996, compared with net income of $1.0 billion in the first-quarter of 1995.

       - GM International Operations (GMIO) reported net income of $432 million in the first quarter of 1996, compared with net income of $522 million in the year-ago period.

     Highlights of first-quarter-1996 results for GM's major subsidiaries include:

       - General Motors Acceptance Corporation (GMAC) reported net income of $309 million for the first quarter of 1996, compared with net income of $255 million in the first quarter of 1995.

       - Hughes Electronics Corporation reported first-quarter earnings of $312 million, compared with earnings totaling $269 million in the prior-year period. The first-quarter-1996 Hughes earnings included a $72-million after-tax gain, or $0.07 per share of GM $1-2/3 par value common stock and $0.18 per share of GM Class H common stock, on the sale of 2.5 percent of DIRECTV(R) to AT&T.

       - Electronic Data Systems Corporation (EDS) reported record first-quarter earnings of $219 million in the first quarter of 1996, compared with earnings of $197 million in the prior-year period.

     (See additional information in sections detailing individual automotive sector results, and "Highlights.")

     The corporation's pretax income (with GMAC on an equity basis) was $1.0 billion in the first quarter of 1996, compared with $3.0 billion in the first quarter of 1995.
     The first-quarter-1996 effective income-tax rate (with GMAC on an equity basis) was 34.6 percent, compared with 38.3 percent in the prior-year period.
     The corporation's net-profit margin -- net income as a percent of sales and revenues -- (with GMAC on an equity basis) was 2.7 percent in the first quarter of 1996, compared with 5.3 percent in the first quarter of 1995.
     GM contributed $800 million to its U.S. pension plans during the first quarter of 1996. That contribution is expected to be sufficient to keep the pension plans fully funded on an economic basis for 1996. This does not preclude the corporation from making additional contributions later in 1996.
GM has contributed a total of $18.9 billion to the plans since the beginning of 1994.
     The corporation's cash position in the first quarter of 1996 reflects the unfavorable impact of the Dayton strike. Nonetheless, GM's cash position remained strong, as cash and marketable securities (with GMAC on an equity basis) totaled $8.6 billion at March 31, 1996, compared with $10.3 billion at March 31, 1995, and $10.9 billion at Dec. 31, 1995.
     Fully consolidated sales and revenues in the first quarter of 1996 totaled $41.7 billion -- a decrease of 3.7 percent compared with the same period last year.
     During the first quarter of 1996, GM dealers delivered 2,063,000 cars and trucks worldwide, resulting in a 16.0-percent worldwide market share. That compares with deliveries totaling 1,994,000 and a market share of 15.8 percent in the first quarter of 1995.
     Following is a summary of financial performance for GM's automotive business sectors (see "Highlights" for additional details):

GM NORTH AMERICAN OPERATIONS (GM-NAO)/DELPHI

     GM North American Operations, including GM's Delphi Automotive Systems, reported a net loss of $195 million in the first quarter of 1996, compared with net income of $1.0 billion in the first quarter of 1995.
     The first-quarter results included an unfavorable impact of $870 million after tax related to the strike at two GM component plants in Dayton, Ohio. An additional $30-million after-tax impact at the Delco Electronics unit of Hughes Electronics Corporation results in the previously mentioned total of $900 million after tax.
     GM-NAO/Delphi reported a pretax loss of $387 million in the first quarter of 1996. That represents a decline of $2.0 billion versus the comparable period last year, when pretax income was $1.6 billion (see "Highlights" for additional details). The unfavorable pretax impact of the strike in the first quarter of 1996 was $1.4 billion.

     The GM-NAO/Delphi net-loss margin was 0.8 percent in the first quarter of 1996, compared with a net-profit margin of 3.7 percent in the prior-year period.
     "While net income and margins were unfavorably impacted by the strike in the first quarter of 1996, we are targeting a rebound for the balance of 1996 to financial levels more representative of our recently demonstrated performance," Smith said.
     "GM-NAO and Delphi remain committed to driving costs down, increasing the flexibility of our operations, and improving the quality of our products and services -- all aimed at providing our customers with outstanding value," Smith said.
     GM vehicle deliveries in the United States in the first quarter of 1996 totaled 1,152,000 units, resulting in a 31.2-percent share of the U.S. vehicle market, down from the 31.9-percent market share in the first quarter of 1995. (See additional information in "Highlights.")
     "Delphi Automotive Systems continued its worldwide growth in support of its expanding customer base during the first quarter of 1996, and added to its list of customer awards for cost reduction, quality and delivery," Smith said.
     In China, Delphi launched four new joint ventures to manufacture such products as steering columns, rack-and-pinion steering gears, generators, and brake components, while in India, Delphi announced plans to establish wholly owned operations to manufacture halfshafts, front-drive axles, constant-velocity joints, and power-and-signal-distribution systems.
     In Europe, Delphi acquired the world-class German switch company, Merit GmbH & Co. KG. The acquisition provides Delphi the opportunity to integrate its electrical and optical expertise with Merit's manufacturing capabilities.

GM INTERNATIONAL OPERATIONS (GMIO)

     GM International Operations' net income for the first quarter of 1996 totaled $432 million, compared with net income of $522 million in the same period of 1995.
     While pretax income of $577 million in the first quarter of 1996 represents a decline of $266 million, compared with $843 million in the same period of 1995, performance in the first quarter of this year showed a significant improvement of $467 million over the fourth quarter of 1995 when pretax income totaled $110 million. (See "Highlights" for additional details.)
     "Compared with the first quarter of 1995, the lower net earnings for the quarter were largely due to unfavorable product mix and currency-exchange movements, as well as continued cost pressures in Latin America," Smith said.
     The net-profit margin for GM's International Operations was 4.8 percent in the first quarter of 1996, compared with 6.4 percent in the first quarter of 1995.
     GM's automotive operations in Europe reported net income of $285 million in the first quarter of 1996, compared with net income of $328 million in the same period of 1995.
     For the remainder of GM's International Operations, including Latin American Operations and Asian and Pacific Operations, net income totaled $147 million in the first quarter of 1996, compared with $194 million in the prior-year period.
     GM vehicle deliveries in Western Europe totaled 467,000 in the first quarter of 1996, compared with 452,000 in the same period last year, with GM's share of the total vehicle market unchanged at 12.2 percent. (See "Highlights" for additional information).
     "Overall, our International Operations performed well during the first quarter of 1996 considering the unfavorable currency-exchange impact and continued cost pressures," Smith said. "In spite of the increasingly competitive international market environment, International Operations achieved a slight increase in market penetration in the first quarter of 1996."

UPDATE ON THE POSSIBLE SPLIT-OFF OF EDS

     GM has previously announced the approval by its board of directors of a proposal for a split-off of EDS to GM Class E shareholders in a tax-free exchange of stock. On March 31, 1996, the GM board approved specific terms for a split-off, as well as a new 10-year agreement under which EDS will continue to be GM's principal provider of information-technology services.
     Under terms of the split-off proposal, each share of GM Class E common stock would be exchanged for one share of EDS common stock. In addition, EDS will make a one-time payment of $500 million to GM. This proposed payment enabled the GM board to determine, in considering the overall terms, conditions and benefits of the split-off, that the transaction is fair to all classes of GM common stockholders.
     Final approval by holders of a majority of each of GM's three classes of common stock will be sought in order for the split-off to be completed. With such approval, the split-off could occur before the end of the second quarter.
     Statements about the effect of the proposed split-off are forward-looking statements which, by their nature, are subject to numerous uncertainties that could cause actual results to vary.
     Additional information related to the proposed split-off is contained in a joint solicitation statement/prospectus of GM and EDS, which has been filed with the Securities and Exchange Commission and is scheduled to be distributed to GM common shareholders in connection with submission of the split-off for stockholder approval.
     No offering of securities of EDS in connection with the proposed split-off will be made other than by means of such prospectus.

                                    Continues

 HIGHLIGHTS - Q1 Financial Results
 (Dollars in Millions Except
 Per Share Amounts)                            First Quarter
                                           ---------------------
                                             1996        1995
                                           ---------  ----------
 Sales and Revenues
  GM sales                                 $37,162.8   $39,450.1
  GMAC financing revenues                    3,179.2     2,717.4
  Other income                               1,494.5     1,312.4
  Intersegment transactions                   (174.4)     (194.9)
                                           ---------   ---------
    Total Sales and
     Revenues                              $41,662.1   $43,285.0
                                           =========   =========
Gross Profit Margin Percentage(1)               14.6%       19.0%
 ................................................................
Pre-Tax Income(1)                          $ 1,034.3   $ 3,002.3
Effective Income Tax Rate(1)                    34.6%       38.3%
 ................................................................
Consolidated Net Income                    $ 1,019.5   $ 2,102.2(2)
Net Profit Margin Percentage(1)                  2.7%        5.3%
 ................................................................
Earnings Attributable to Common Stocks
     $1-2/3 par value                         $714.0    $1,844.5(2)
     Class E                                  $209.2      $122.4
     Class H                                   $76.0       $63.3
 ................................................................
Earnings Per Share Attributable to Common
 Stocks
     $1-2/3 par value                          $0.94       $2.44(2)
     Class E                                   $0.45       $0.42
     Class H                                   $0.78       $0.67
 ................................................................
Cash Dividends Per Share of Common Stocks
     $1-2/3 par value                          $0.40       $0.20
     Class E                                   $0.15       $0.13
     Class H                                   $0.24       $0.23
 ................................................................
Major Business Sector Results
     GM-NAO/Delphi:
       Sales                                 $23,565     $27,450
                                             =======     =======
       Pre-tax income (loss)                   ($387)     $1,589
       Income tax (expense) benefit              172        (563)
       Equity income                              20          32
       Cum. effect of
            accounting change                      -         (52)
                                             -------     -------
            GM-NAO/Delphi Net Income
              (Loss)                           ($195)     $1,006(2)
                                             -------     -------
     GMIO:
       Sales                                  $8,998      $8,192
                                             =======     =======
       Pre-tax income                           $577        $843
       Income tax expense                       (170)       (348)
       Equity income                              25          27
                                             -------     -------
            GMIO Net Income (3)                  432         522
                                             -------     -------
       GMAC Net Income                           309         255
       Hughes Earnings                           312         269
       Other Loss (4)                            (57)       (147)
                                             -------     -------
            Income excluding EDS                 801       1,905
       EDS Earnings                              219         197
                                             -------     -------
     Consolidated Net Income                  $1,020      $2,102
                                             =======     =======



See footnotes on page 7.



                                                         continues

    HIGHLIGHTS - Q1 Operating Information
                                                         First Quarter
                                                       ------------------
                                                       1996         1995
                                                       -----        -----
    Worldwide Wholesale Sales (Units in 000s)
      United States:  Cars                               591          850
                      Trucks                             461          540
                                                       -----        -----
        Total United States                            1,052        1,390
      Canada and Mexico                                  114          140
                                                       -----        -----
          Total North America                          1,166        1,530
      Overseas                                           792          766
                                                       -----        -----
            Total Worldwide                            1,958        2,296
                                                       =====        =====
    .....................................................................
    Vehicle Unit Deliveries (Units in 000s)
    United States
      Chevrolet - Cars                                   263          242
                - Trucks                                 372          348
      Pontiac                                            127          145
      Buick                                               96          104
      Oldsmobile                                          74           80
      Cadillac                                            41           36
      Saturn                                              64           63
      SAAB                                                 6            7
      GMC                                                109          113
                                                       -----        -----
        Total United States                            1,152        1,138
    Canada and Mexico                                    103          105
                                                       -----        -----
        Total North America                            1,255        1,243
                                                       -----        -----
    International
      Europe                                             487          465
      Latin America                                      130          113
      Asian/Pacific                                      158          140
      All Other                                           33           33
                                                       -----        -----
        Total International                              808          751
                                                       -----        -----
            Total Worldwide                            2,063        1,994
                                                       =====        =====
    .....................................................................
    Market Share (% of U.S. Market)
      Cars                                              32.2%        32.7%
      Trucks                                            29.9%        30.9%
        Total                                           31.2%        31.9%
    .....................................................................
    U.S. Retail/Fleet Mix
      % Fleet Sales - Cars                              25.0%        27.7%
      % Fleet Sales - Trucks                            11.3%        14.7%
      Total Fleet Vehicles                              19.2%        22.3%
    .....................................................................
    Days Supply of Inventory -- U.S.
    Gross Landed Stock
      Cars                                                84           90
      Trucks                                              81           78
    .....................................................................
    Capacity Utilization %
    U.S. and Canada (2-shift rated)                     69.1%        91.3%
    .....................................................................
    GM-NAO Retail Incentives
      ($ per unit)                                      $734         $693
    .....................................................................


See footnotes on page 7.


                                                                continues

    HIGHLIGHTS - Q1 Operating Information - Concluded


                                                     First Quarter
                                                   ------------------
                                                    1996        1995
                                                   -------    -------
    Worldwide Employment at March 31, (in 000s)
      GM-NAO/Delphi                                   430        432
      GMIO                                            109        104
      GMAC                                             17         17
      EDS                                              95         84
      Hughes                                           83         79
      NCRS                                              -          6
      Other                                            11         12
                                                      ---        ---
      Total Number of Employees                       745        734
                                                      ===        ===
    ................................................................
    Worldwide Payrolls ($ Millions)              $8,623.3   $8,417.5
    ................................................................



     (1)  Calculated with GMAC on an equity basis.
     (2)  Restated to reflect the retroactive adoption, as of
          January 1, 1995, of the provisions of EITF Issue No. 95-1, which resulted in an unfavorable cumulative effect of $51.8 million, or $0.07 per share of $1-2/3 par value common stock.
     (3)  GMIO Includes:  GM Europe                  $285       $328
                          Other GMIO                 $147       $194
     (4) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)



                                                                                    Three Months Ended
                                                                                        March 31,
                                                                             ------------------------------
                                                                                1996                1995
                                                                             ---------            ---------
                                                                                 (Dollars in Millions)

NET SALES AND REVENUES
  Manufactured products                                                      $34,657.5            $37,477.4
  Financial services                                                           3,179.2              2,717.4
  Computer systems services                                                    2,404.7              1,878.3
  Other income                                                                 1,420.7              1,211.9
                                                                             ---------            ---------

     TOTAL NET SALES AND REVENUES                                             41,662.1             43,285.0
                                                                             ---------            ---------

COSTS AND EXPENSES
  Cost of sales and other
     operating charges, exclusive
     of items listed below                                                    31,742.2             31,951.9
  Selling, general, and
     administrative expenses                                                   3,293.5              3,097.1
  Interest expense                                                             1,457.1              1,489.0
  Depreciation of real estate,
     plants, and equipment                                                     2,358.8              2,031.0
  Amortization of special tools                                                  760.7                868.2
  Amortization of intangible
     assets                                                                       61.1                 50.3
  Other deductions                                                               413.6                317.8
                                                                             ---------            ---------
     TOTAL COSTS AND EXPENSES                                                 40,087.0             39,805.3
                                                                             ---------            ---------
INCOME BEFORE INCOME TAXES                                                     1,575.1              3,479.7
Income taxes                                                                     555.6              1,325.7
                                                                             ---------            ---------
Income before cumulative
  effect of accounting change                                                  1,019.5              2,154.0
Cumulative effect of accounting
  change (Note 2)                                                                    -                (51.8)
                                                                             ---------            ---------
NET INCOME                                                                     1,019.5              2,102.2
Dividends on preference stocks                                                    20.3                 72.0
                                                                             ---------            ---------
INCOME ON COMMON STOCKS                                                      $   999.2            $ 2,030.2
                                                                             =========            =========

Reference should be made to the Notes to Consolidated Financial Statements.








                                                                      Continues

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF INCOME - CONCLUDED
                                  (UNAUDITED)


                                                             Three Months Ended
                                                                  March 31,
                                                            --------------------
                                                               1996       1995
                                                            ---------  ---------
                                                           (Dollars in Millions
                                                                   Except
                                                              Per Share Amounts)
EARNINGS ATTRIBUTABLE TO COMMON STOCKS
  $1-2/3 par value before cumulative
    effect of accounting change                              $714.0    $1,896.3
  Cumulative effect of accounting change (Note 2)                 -       (51.8)
                                                             ------    --------
  Net earnings attributable to $1-2/3 par value              $714.0    $1,844.5
                                                             ======    ========

  Net earnings attributable to Class E                       $209.2      $122.4
                                                             ======    ========

  Net earnings attributable to Class H                        $76.0       $63.3
                                                             ======    ========

AVERAGE NUMBER OF SHARES OF COMMON STOCKS
  OUTSTANDING (IN MILLIONS)
    $1-2/3 par value                                          755.2       752.6
    Class E                                                   463.2       300.0
    Class H                                                    97.4        94.2

EARNINGS PER SHARE ATTRIBUTABLE TO COMMON STOCKS
  $1-2/3 par value before cumulative
    effect of accounting change                               $0.94       $2.51
  Cumulative effect of accounting change
    (Note 2)                                                      -       (0.07)
                                                              -----    --------
  Net earnings attributable to $1-2/3 par value               $0.94       $2.44
                                                              =====    ========

  Net earnings attributable to Class E                        $0.45       $0.42
                                                              =====    ========

  Net earnings attributable to Class H                        $0.78       $0.67
                                                              =====    ========

CASH DIVIDENDS PER SHARE OF COMMON STOCKS
    $1-2/3 par value                                          $0.40       $0.20
    Class E                                                   $0.15       $0.13
    Class H                                                   $0.24       $0.23




Reference should be made to the Notes to Consolidated Financial Statements.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                March 31,               March 31,
                                                 1996       Dec. 31,     1995
                                              (Unaudited)     1995     (Unaudited)
                                              -----------  ----------  -----------
                                                      (Dollars in Millions)
Cash and cash equivalents                      $  8,836.8  $ 11,044.3   $ 10,418.9
Other marketable securities                       5,490.5     5,598.6      5,602.3
                                               ----------  ----------   ----------
  Total cash and marketable securities           14,327.3    16,642.9     16,021.2
Finance receivables - net                        59,092.5    59,806.5     57,867.9
Accounts and notes receivable - net               9,722.1     9,988.4      9,563.6
Inventories - net                                12,561.4    11,529.5     11,404.7
Contracts in process - net                        2,708.9     2,469.2      2,647.3
Net equipment on operating leases                27,770.6    27,702.3     26,188.8
Deferred income taxes                            19,477.0    19,028.3     18,482.6
Property
  Real estate, plants, and equipment-at cost     74,451.0    73,652.3     72,166.2
  Less accumulated depreciation                  44,414.9    44,083.2     44,144.4
                                               ----------  ----------   ----------
     Net real estate, plants, and equipment      30,036.1    29,569.1     28,021.8
  Special tools - net                             8,294.1     8,170.7      7,556.8
                                               ----------  ----------   ----------
       Total property                            38,330.2    37,739.8     35,578.6

Intangible assets - net                          11,453.9    11,428.6     11,803.1
Other assets - net                               21,104.8    21,862.4     21,615.0
                                               ----------  ----------   ----------
     TOTAL ASSETS                              $216,548.7  $218,197.9   $211,172.8
                                               ==========  ==========   ==========



Certain amounts for 1995 were reclassified to conform with the 1996 classifications.


Reference should be made to the Notes to Consolidated Financial Statements.





                                                                       Continues

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET - CONCLUDED

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 March 31,                 March 31,
                                                   1996         Dec. 31,     1995
                                                (Unaudited)      1995     (Unaudited)
                                                -----------    --------    -----------
                                                    (Dollars in Millions Except
                                                        Per Share Amounts)
LIABILITIES
  Accounts payable                                $ 11,743.2  $ 12,973.3  $ 13,247.7
  Notes and loans payable                           82,647.0    83,323.5    76,300.9
  Income taxes - deferred and payable                3,249.6     3,231.6     3,491.7
  Postretirement benefits other than
    pensions                                        42,014.9    41,595.1    40,408.5
  Pensions                                           5,251.4     6,842.3     6,804.2
  Other liabilities and deferred credits            47,620.8    46,886.6    49,155.1
                                                  ----------  ----------  ----------
      TOTAL LIABILITIES                            192,526.9   194,852.4   189,408.1
                                                  ----------  ----------  ----------
STOCKS SUBJECT TO REPURCHASE                               -           -       450.0
                                                  ----------  ----------  ----------
STOCKHOLDERS' EQUITY
  Preference stocks
    Series B 9-1/8% Depositary Shares, $0.5,
      $0.5, and $1.1;
    Series C Depositary Shares, $-, $0.3,
      and $0.3;
    Series D 7.92% Depositary Shares, $0.1,
      $0.1, and $0.4; and
    Series G 9.12% Depositary Shares, $0.3,
      $0.3, and $0.6 in March 1996,
    December 1995, and March 1995)
    (Note 3)                                             0.9         1.2         2.4
  Common stocks
    $1-2/3 par value (issued, 756,621,525,
      753,008,273, and 747,629,128 shares)           1,261.0     1,255.0     1,246.0
    Class E (issued, 487,568,555, 442,812,166,
      and 442,432,315 shares) (Note 3)                  48.8        44.3        44.2
    Class H (issued, 98,154,411, 97,152,014,
      and 80,236,772 shares)                             9.8         9.7         8.0
  Capital surplus (principally additional
    paid-in capital)                                19,114.1    18,870.9    19,244.7
  Net income retained for use in the business        7,781.9     7,185.4     3,609.4
                                                  ----------  ----------  ----------
      Subtotal                                      28,216.5    27,366.5    24,154.7
  Minimum pension liability adjustment              (4,742.2)   (4,736.3)   (3,548.4)
  Accumulated foreign currency translation
    adjustments                                        118.3       222.5       377.4
  Net unrealized gains on investments in
    certain debt and equity securities                 429.2       492.8       331.0
                                                  ----------  ----------  ----------
      TOTAL STOCKHOLDERS' EQUITY                    24,021.8    23,345.5    21,314.7
                                                  ----------  ----------  ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $216,548.7  $218,197.9  $211,172.8
                                                  ==========  ==========  ==========



Certain amounts for 1995 were reclassified to conform with the 1996 classifications.


Reference should be made to the Notes to Consolidated Financial Statements.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)


                                                                 Three Months Ended
                                                                     March 31,
                                                                ----------------------
                                                                  1996         1995
                                                                --------     --------
                                                                (Dollars in Millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES                      $  2,394.7   $  5,047.0
                                                               ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for real estate, plants, and
    equipment                                                    (1,478.9)    (1,153.8)
  Expenditures for special tools                                   (866.6)      (725.3)
  Other                                                            (545.0)        54.0
  Change in other investing assets
    Investments in other marketable securities -
       acquisitions                                              (5,129.2)    (5,738.1)
    Investments in other marketable securities -
       liquidations                                               5,246.8      5,271.7
    Finance receivables - acquisitions                          (39,145.0)   (42,056.7)
    Finance receivables - liquidations                           33,812.0     33,770.5
    Proceeds from sales of finance receivables                    5,876.2      6,051.6
    Operating leases - acquisitions                              (5,212.3)    (4,140.6)
    Operating leases - liquidations                               3,755.3      1,646.7
                                                               ----------   ----------
       NET CASH USED IN INVESTING ACTIVITIES                     (3,686.7)    (7,020.0)
                                                               ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in short-term loans payable            (2,385.9)       360.6
  Increase in long-term debt                                      5,262.1      6,167.5
  Decrease in long-term debt                                     (3,483.7)    (4,565.8)
  Repurchases of common and preference stocks                        (0.2)      (303.3)
  Proceeds from issuing common stocks                               195.1        112.0
  Cash dividends paid to stockholders                              (422.8)      (278.6)
                                                               ----------   ----------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES         (835.4)     1,492.4
                                                               ----------   ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS        (80.1)       (39.5)
                                                               ----------   ----------
Net decrease in cash and cash equivalents                        (2,207.5)      (520.1)
Cash and cash equivalents at beginning of
  the period                                                     11,044.3     10,939.0
                                                               ----------   ----------
Cash and cash equivalents at end of the period                 $  8,836.8   $ 10,418.9
                                                               ==========   ==========

Certain amounts for 1995 were reclassified to conform with the 1996 classifications.

Reference should be made to the Notes to Consolidated Financial Statements.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  EDS SPLIT-OFF

     General Motors has previously announced the approval by its Board of Directors of a proposal for a split-off of EDS to General Motors Class E shareholders in a tax-free exchange of stock. On March 31, 1996, the General Motors Board of Directors (the GM Board) approved specific terms for a split-off, as well as a new 10-year agreement under which EDS will continue to be General Motors' principal provider of information-technology services.
     Under terms of the split-off proposal, each share of General Motors Class E common stock would be exchanged for one share of EDS common stock. In addition, EDS will make a one-time payment of $500 million to General Motors. This proposed payment enabled the GM Board to determine, in considering the overall terms, conditions and benefits of the split-off, that the transaction is fair to all classes of General Motors common stockholders.
     Final approval by holders of a majority of each of General Motors' three classes of common stock will be sought in order for the split-off to be completed. With such approval, the split-off could occur before the end of the second quarter.
     Statements about the effect of the proposed split-off are forward-looking statements which, by their nature, are subject to numerous uncertainties that could cause actual results to vary.
     Additional information related to the proposed split-off is contained in a joint solicitation statement/prospectus of General Motors and EDS, which has been filed with the Securities and Exchange Commission and is scheduled to be distributed to General Motors common shareholders in connection with submission of the split-off for stockholder approval.
     No offering of securities of EDS in connection with the proposed split-off will be made other than by means of such prospectus.

NOTE 2.  NEW ACCOUNTING STANDARDS AND ACCOUNTING CHANGES

     General Motors adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, effective as of January 1, 1996. The effect of adoption was not material.
     The Emerging Issues Task Force of the Financial Accounting Standards Board
(EITF) reached a consensus in November 1995 on its Issue No. 95-1 and concluded that a manufacturer must account for the sale of equipment as an operating lease if it guarantees the resale value of the equipment to the purchaser. Accordingly, the Corporation modified its revenue recognition policy on sales to daily rental car companies to conform to the consensus. Adoption of this consensus, effective January 1, 1995, resulted in an unfavorable cumulative effect of $51.8 million after-tax ($0.07 per share) attributable to $1-2/3 par value common stock, and increases in net equipment on operating leases of $4.4 billion and other liabilities and deferred credits of $4.6 billion.

NOTE 3.  SERIES C PREFERENCE STOCK CONVERSION AND REDEMPTION

     During the 1996 first quarter, approximately 44.7 million shares of Class E common stock were issued upon conversion of approximately 3.2 million shares of Series C Preference Stock (represented by depositary shares). The remaining 6,784 shares of Series C Preference Stock were redeemed on February 22, 1996 at an aggregate market price of $3.6 million, or $524.20 per share of Series C Preference Stock ($52.42 per depositary share).

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               RESULTS OF OPERATIONS WITH GMAC ON AN EQUITY BASIS

     To facilitate analysis, the following financial statements present financial data for the Corporation's manufacturing, wholesale marketing, defense, electronics, and computer service operations with the financing and insurance operations reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-owned Subsidiaries.


     UNAUDITED CONSOLIDATED STATEMENT OF INCOME       Three Months Ended
     WITH GMAC ON AN EQUITY BASIS                         March 31,
                                                   ------------------------
                                                          1996         1995
                                                   -----------  -----------
                                                     (Dollars in Millions)
     NET SALES AND REVENUES (1)                      $37,162.8    $39,450.1
                                                     ---------    ---------
     COSTS AND EXPENSES
         Cost of sales and other operating
            charges, exclusive of items
            listed below                              31,736.2     31,951.6
         Selling, general, and
            administrative expenses                    2,757.2      2,632.0
         Depreciation of real estate, plants, and
            equipment                                  1,198.2      1,034.8
         Amortization of special tools                   760.7        868.2
         Amortization of intangible assets                38.2         37.0
                                                     ---------    ---------
     TOTAL COSTS AND EXPENSES                         36,490.5     36,523.6
                                                     ---------    ---------
     Operating Income                                    672.3      2,926.5
     Other income less income
       deductions - net                                  593.4        373.8
     Interest expense                                   (231.4)      (298.0)
                                                     ---------    ---------
     INCOME BEFORE INCOME TAXES                        1,034.3      3,002.3
     Income taxes                                        357.4      1,150.0
                                                     ---------    ---------
     Income after Income Taxes                           676.9      1,852.3
     Earnings of nonconsolidated
       affiliates                                        342.6        301.7
                                                     ---------    ---------
     Income before cumulative
       effect of accounting change                     1,019.5      2,154.0
     Cumulative effect of accounting
       change (2)                                            -        (51.8)
                                                     ---------    ---------
     NET INCOME                                      $ 1,019.5    $ 2,102.2
                                                     =========    =========



(1) Includes sales to nonconsolidated affiliates of $362.6 million and $278.6 million, respectively.
(2) Effective January 1, 1995, the Corporation adopted the provisions of EITF Issue No. 95-1, resulting in an unfavorable cumulative effect of $51.8 million, or $0.07 per share of $1-2/3 par value common stock.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

      UNAUDITED CONSOLIDATED BALANCE SHEET WITH GMAC ON AN EQUITY BASIS

                                     ASSETS

                                           March 31,     Dec. 31,    March 31,
                                               1996         1995         1995
                                         ----------  -----------  -----------
                                                 (Dollars in Millions)
   Cash and cash equivalents             $  7,474.5   $  9,595.7   $  8,913.0
   Other marketable securities              1,171.3      1,270.4      1,357.5
                                         ----------   ----------   ----------
   Total cash and marketable securities     8,645.8     10,866.1     10,270.5
   Accounts and notes receivable - net
     Trade                                  8,407.6      8,513.7      8,505.1
     Nonconsolidated affiliates             2,077.9      2,256.8      3,893.8
   Inventories - net                       12,561.4     11,529.5     11,404.7
   Contracts in process - net               2,708.9      2,469.2      2,647.3
   Net equipment on operating leases        3,908.6      4,392.6      4,392.6
   Deferred income taxes and other          5,817.9      5,820.3      6,868.5
                                         ----------   ----------   ----------
   TOTAL CURRENT ASSETS                    44,128.1     45,848.2     47,982.5
   Equity in Net Assets of
     Nonconsolidated Affiliates             9,669.1      9,983.0      9,616.5
   Deferred Income Taxes                   17,119.3     16,783.2     15,337.3
   Other Investments and Miscellaneous
     Assets                                13,486.2     13,757.5     15,205.0
   Property - Net                          38,196.6     37,609.6     35,474.1
   Intangible Assets - Net                 11,288.3     11,261.8     11,628.2
                                         ----------   ----------   ----------
    TOTAL ASSETS                         $133,887.6   $135,243.3   $135,243.6
                                         ==========   ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                         $  9,409.4   $ 10,975.7   $ 11,205.4
Loans payable                               2,018.9      2,434.7      1,335.2
Income taxes payable                              -        126.9        815.5
Accrued liabilities and customer
 deposits                                  29,430.8     29,920.4     31,602.9
Stocks subject to repurchase                      -            -        450.0
                                         ----------   ----------   ----------
TOTAL CURRENT LIABILITIES                  40,859.1     43,457.7     45,409.0
Long-Term Debt                              6,619.7      5,967.8      6,179.7
Payable to GMAC                                   -            -      1,392.0
Capitalized Leases                            163.4        166.2        139.2
Postretirement Benefits Other Than
  Pensions                                 39,409.7     39,001.0     37,840.2
Pensions                                    5,251.4      5,744.9      4,243.7
Other Liabilities and Deferred
  Income Taxes                             15,961.2     16,058.9     17,075.1
Deferred Credits                            1,601.3      1,501.3      1,650.0
Stockholders' Equity                       24,021.8     23,345.5     21,314.7
                                         ----------   ----------   ----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                              $133,887.6   $135,243.3   $135,243.6
                                         ==========   ==========   ==========



Certain amounts for 1995 were reclassified to conform with the 1996 classifications.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES




UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS          Three Months Ended
WITH GMAC ON AN EQUITY BASIS                                          March 31,
                                                                ----------------------
                                                                  1996        1995
                                                                ---------  -----------
                                                                (Dollars in Millions)
NET CASH PROVIDED BY (USED IN) OPERATING  ACTIVITIES            $  (394.9)   $ 1,552.0
                                                                ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for real estate, plants,
    and equipment                                                (1,434.9)    (1,131.3)
  Expenditures for special tools                                   (866.6)      (725.3)
  Change in other investing assets
    Investments in other marketable
       securities - acquisitions                                 (2,241.0)    (2,121.9)
    Investments in other marketable
       securities - liquidations                                  2,340.1      2,009.4
    Operating leases - acquisitions                              (1,002.0)      (524.0)
    Operating leases - liquidiations                              1,499.2        117.4
  Other                                                              56.0       (104.5)
                                                                ---------    ---------
       NET CASH USED IN INVESTING ACTIVITIES                     (1,649.2)    (2,480.2)
                                                                ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in long-term debt                                      1,885.2        349.4
  Decrease in long-term debt                                     (1,236.7)      (252.0)
  Repurchases of common and preference stocks                        (0.2)      (303.3)
  Cash dividends paid to stockholders                              (422.8)      (278.6)
  Other                                                            (220.7)       627.5
                                                                ---------    ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                         4.8        143.0
                                                                ---------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS        (81.9)       (33.2)
                                                                ---------    ---------
Net decrease in cash and
  cash equivalents                                               (2,121.2)      (818.4)
Cash and cash equivalents at beginning of
  the period                                                      9,595.7      9,731.4
                                                                ---------    ---------
Cash and cash equivalents at end of the period                  $ 7,474.5    $ 8,913.0
                                                                =========    =========



Certain amounts for 1995 were reclassified to conform with the 1996 classifications.

                               EDS News Release

PLANO, Texas -- Coming off a year in which it posted record earnings and surpassed $12 billion in revenues and $10 billion in new contract awards, EDS announced today that it had registered another strong financial performance in the first quarter, winning significant new business and recording continued double-digit revenue and net-income growth as it moved toward possible status as an independent company.

The global information services company reported a 21 percent jump in first-quarter operating revenues and an 11 percent increase in net income.

EDS said that for the quarter ended March 31, 1996, operating revenues rose $591 million to $3.367 billion, compared with $2.776 billion in the corresponding period last year. First-quarter net income increased from $196.8 million a year ago to $218.8 million, a rise of $22 million, and new contract signings totaled more than $1 billion.

First-quarter earnings were negatively impacted by $0.03 per share as a result of certain rate adjustments retroactive to Jan. 1, 1996, under the terms of a new 10-year services agreement between EDS and its parent, General Motors Corporation, announced earlier this month.

On a per-share basis, EDS' first-quarter earnings amounted to $0.45, after the $0.03 per share reduction just described -- an increase from $0.42 in the corresponding period a year ago. The earnings of EDS (Electronic Data Systems Corporation), an indirect wholly owned subsidiary of GM, are used to calculate the earnings per share of General Motors Class E common stock (NYSE symbol
GME).

Business from sources outside General Motors continued to grow rapidly in the quarter, as did international business. EDS' "base," or non-GM, operating revenues rose 28 percent over 1995 first-quarter figures and accounted for more than 71 percent of EDS' total first-quarter revenues. Revenues from outside the United States were up 39 percent and made up 32 percent of EDS' first-quarter total. During the first quarter, EDS expanded its operations into Indonesia, an important Pacific Rim market and the 41st country in which EDS now serves customers.

It was the 34th consecutive quarter in which EDS' revenues increased over the corresponding quarter of the prior year and the 20th quarter in a row of double-digit growth in net income.

HELPS CUSTOMERS IMPROVE BUSINESS PERFORMANCE
"EDS' first-quarter results reflect strong growth across geographical lines," said EDS Chairman Les Alberthal. "Through an expanding array of innovative applications of information and technology, EDS is helping more customers in more countries than ever before fulfill their potential.

"Increasingly, businesses and governments around the globe are recognizing the strategic role of information and technology in achieving their goals. As a result, many are turning to EDS for help with their overall business performance, not just technology, and that is helping to fuel our growth," Alberthal said.

]
The quarter was highlighted by continued progress toward a possible split-off of EDS from GM and by EDS' winning of major new agreements with a wide variety of customers, including Federal Mogul, Southwest Airlines and the Spanish financial institution La Caixa.

On March 31, the General Motors Board of Directors approved the split-off proposal, which would allow holders of GM Class E stock to exchange their shares on a one-for-one basis for EDS common stock. Final approval by holders of all three classes of GM common stock is required before a split-off of EDS becomes effective. With such approval, the split-off, which is intended to better position EDS for future growth, could occur before the end of the second quarter.

(As previously announced, EDS expects that revenues generated from services performed for GM in 1996 will be slightly lower than in 1995. EDS expects that these changes could reduce its 1996 earnings by $0.07 to $0.14 per share,
including the $0.03 per share recorded in the first quarter.   EDS also said
that it expects to record approximately $0.08 per share in additional split-off costs in 1996.

EDS also announced previously that it will incur a pre-tax, nonrecurring charge in the second quarter of 1996 in connection with a voluntary early retirement offer to some of its U.S. employees and a limited workforce realignment. It also said that it was considering certain other restructuring actions. EDS estimates that the amount of the aggregate charge could be in the range of $500 million to $750 million on a pre-tax basis [$0.66 to $0.99 per share, after tax]).

Among the new contracts won by EDS in the first quarter was a 10-year outsourcing agreement with Federal Mogul, a worldwide vehicle parts manufacturer. Under the contract, EDS will provide Federal Mogul with its new "SupplySource" collection of services, which will enable the outsourcing of the company's domestic maintenance, repair and operations procurement functions.

A LEADER IN CLIENT/SERVER TECHNOLOGY
EDS continues to be viewed as a provider of choice in client/server technology and its applications as a growing number of organizations worldwide move from a mainframe to a distributed computing environment. In the travel and transportation arena, EDS was awarded additional new business in the first quarter by two major U.S. domestic air carriers -- Southwest Airlines and Continental Airlines. For Southwest, EDS will develop a new client/server-based cargo accounting tracking and tracing system, which will automate the airline's point-of-sale cargo business and related accounting processes. EDS is developing a new client/server-based passenger revenue accounting system for Continental Airlines, designed to reduce the cost of revenue accounting.

In Europe, EDS was awarded a 10-year agreement with AGIE S.A. LOSONE, a major Swiss producer of machines for the tool industry worldwide. EDS will assume responsibility for AGIE's entire information technology (IT) infrastructure and move the company's legacy systems to a client/server environment. EDS also will provide help-desk services, mobile presentation sales tools and personal productivity tools.

In Spain, EDS entered into an eight-year technological partnership with La Caixa, Europe's largest savings and loan, headquartered in Barcelona. In the first four-year phase of the agreement, EDS will provide full outsourcing services to 21 subsidiaries of La Caixa -- including five banks, six insurance companies and 10 finance companies -- and will manage La Caixa's extensive communications network, which links 2,500 bank branches, 4,000 automated teller machines and more than 40,000 point-of-sale terminals.

Another European financial institution, Credit Agricole, one of France's largest banks, awarded a systems integration contract to EDS to install a software package for a bank subsidiary. The specialized software will support employee savings plans, a rapidly growing market in France. EDS also will operate the savings plan system, which will be connected to three stock-processing back-offices and to Credit Agricole's regional branches.

In another development in Europe, EDS won a 10-year "co-sourcing" agreement with Swebus Sweden AB, the largest bus company in Northern Europe. EDS will be responsible for Swebus' existing IT infrastructure, systems operations and maintenance and staff. EDS and Swebus also will jointly design and implement a program to improve Swebus' business operations.

Another major European company, Deutsche Telekom MobilNet GmbH (DeTeMobil) of Germany, awarded EDS a 10-year contract to manage all data clearing activities for DeTeMobil's mobile telephone "roaming partners" worldwide -- a total of more than 50 mobile communications operators in 33 countries. DeTeMobil, with headquarters in Bonn, is the largest provider of cellular phone service in Germany.

EDS' GLOBAL EXPANSION CONTINUES
In the Asia-Pacific market, EDS entered Indonesia for the first time when it established a joint venture IT company with the Danamon Group, one of the largest financial services groups in that country. As a part of the agreement, the joint-venture company will negotiate a five-year contract to provide services to Bank Danamon, the second-largest private commercial bank in Indonesia.

In Hong Kong, EDS was awarded four contracts totalling $20 million to design and implement application software for four separate divisions of the airport authority at the new Chep Lap Kok airport. These contracts represent an expansion in the relationship between EDS and the airport authority. In 1995, EDS won a contract to supply a fully integrated flight management and gate resource allocation system for the new airport.

Also in Hong Kong, EDS was selected to provide CargoNet, a Hong Kong-based global electronic data interchange and information service provider to the trade and transportation industry, with client/server systems, management services and round-the-clock call management services. EDS will assume responsibility for CargoNet's computer and help-desk operations and migrate its systems to EDS' new data center and customer assistance center in Kowloon.

EDS continued to expand in South America with the addition of significant new business in Argentina. Banco Rio de la Plata, the largest private bank in Argentina, signed a four-year contract with EDS to implement an automation system for the bank's 174 branches throughout Argentina.

Molinos Rio de la Plata, Argentina's leading food industry company, selected EDS for systems development and implementation services, including a client/server application to automate the company's warehouses and picking system.

In the government sector, the State of North Carolina awarded EDS a five-year contract to implement and operate a client/server customer support system.
The point-of-sale system will automate the sale and issuance of hunting and fishing licenses and boat registrations by the North Carolina Wildlife Resources Commission. The system, which will reduce the state's operating and administrative costs associated with recreational sports, also will support the sale of licenses via the Internet.

ENHANCING STATES' DELIVERY OF HEALTH CARE SERVICES

EDS won additional business in the first quarter from a number of state governments to enhance the delivery of health care services to their citizens. In this regard, EDS signed a one-year extension of an existing agreement with the State of Mississippi Division of Medicaid to provide fiscal agent and managed care services. EDS will function as the state's health benefits manager, with responsibilities for marketing, educating and enrolling Medicaid recipients in health maintenance organizations and with primary care providers. EDS also will modify the state's Medicaid management information system to allow for the collection and distribution of data from the provider community.

EDS also received a two-and-one-half year contract extension from the California Department of Social Services to continue managing and operating the case management, information and payroll system for the State of California's In-Home Supportive Services Program. Since 1980, EDS has been responsible for regularly enhancing and customizing this system to help California respond quickly and accurately to state and federal program requirements.

And in Arkansas, EDS received an 82-month contract to expand current operations and enhance the state's Medicaid Management Information System. EDS will implement and support an executive information system and decision support system designed to improve Arkansas' health care delivery services for Medicaid claims.

Also in the first quarter, EDS completed preparations for its part in the 1996 JASON Project. For the seventh straight year, EDS is serving as the technology provider and founding sponsor of the project, a unique partnership between the public and private sectors which, through the use of advanced interactive technology, enables students in the U.S. and other countries to participate in an annual scientific expedition. This year's project, JASON VII, which began on April 15 and will run through Friday, features research on the underwater geology and sea life in the vicinity of the Florida Keys. The JASON Project is part of EDS' extensive Education Outreach program, a corporation-wide effort to help children by improving the quality of education, particularly in the areas of mathematics and science. The Education Outreach program features EDS partnerships with 125 schools, where more than 5,000 EDS employees volunteer their time and energy to help students improve their study habits and grades.

                                   Continues

SUMMARY OF RESULTS OF OPERATIONS
(in millions except per share amounts)



                                                      Three Months Ended
                                                             March 31,
                                                      --------------------
                                                         1996       1995
                                                      ---------   ---------
Systems and Other Contracts
  Revenues                                            $3,366.9     $2,776.3

Costs and Expenses                                     3,008.0      2,457.1
                                                      --------     --------

Operating Income                                         358.9        319.2

Interest and Other Income, Net                           (17.0)       (11.7)
                                                      --------     --------

Income Before Income Taxes                               341.9        307.5

Provision for Income Taxes                               123.1        110.7
                                                      --------     --------

Separate Consolidated Net Income                      $  218.8     $  196.8
                                                      ========     ========

Earnings Attributable to GM Class E
Common Stock on a Per Share Basis                        $0.45        $0.42

Cash Dividends Per Share of
GM Class E Common Stock                                  $0.15        $0.13






 Revenues related to GM and affiliates amounted to $962.2 million and $898.0 million for the three months ended March 31, 1996 and 1995, respectively.

SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)

                                                      March 31,     Dec. 31,
                                                        1996          1995
                                                      ---------     --------
ASSETS
CURRENT ASSETS
Cash and marketable securities                        $ 1,020.6     $   638.6
Accounts receivable                                     3,122.3       3,169.0
Inventories                                               184.9         181.2
Prepaids and other                                        406.7         392.7
                                                      ---------     ---------

TOTAL CURRENT ASSETS                                    4,734.5       4,381.5

PROPERTY AND EQUIPMENT, NET                             3,262.0       3,242.4

OPERATING AND OTHER ASSETS                              3,119.3       3,208.5
                                                      ---------     ---------

TOTAL ASSETS                                          $11,115.8     $10,832.4
                                                      =========     =========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable                                      $   530.9     $   603.9
Accrued liabilities                                     1,551.6       1,704.5
Deferred revenue                                          633.7         629.3
Income taxes                                              146.9          75.9
Notes payable                                             238.7         247.8
                                                      ---------     ---------

TOTAL CURRENT LIABILITIES                               3,101.8       3,261.4

DEFERRED INCOME TAXES                                     749.0         739.7

NOTES PAYABLE                                           2,109.2       1,852.8

TOTAL STOCKHOLDER'S EQUITY                              5,155.8       4,978.5
                                                      ---------     ---------

TOTAL LIABILITIES
AND STOCKHOLDER'S EQUITY                              $11,115.8     $10,832.4
                                                      =========     =========

                                   * * * *

                              GMAC News Release




        Detroit -- General Motors Acceptance Corporation (GMAC) reported first-quarter 1996 consolidated net income of $309 million, up 21% from $255 million earned in the first quarter of 1995, GMAC President John R. Rines announced today.

        In the first quarter of 1996, net income from financing operations, including the GMAC Mortgage Group, totaled $272 million, up 26% from $216 million earned in the first quarter of 1995. The increase is primarily due to improvement in North American financing margins and an increase in earnings at the mortgage operations.

        Motors Insurance Corporation, GMAC's insurance subsidiary, generated net income of $37 million in the first quarter, compared with $39 million earned one year ago. The decrease is due to lower capital gains, partially offset by improved underwriting results.

                                  *  *  *  *

                             Hughes News Release



     LOS ANGELES, April 19, 1996 - Hughes Electronics Corporation (Hughes) today reported first quarter earnings, before the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company, of $311.7 million, or $0.78 per share of GM Class H common stock.

     Revenues for the period were $3,736.7 million, a 4.4% increase from the $3,578.8 million reported in the first quarter of 1995.

     Earnings for the first quarter of 1996 increased 15.9% from the $268.9 million reported in the first quarter of 1995. Earnings per share increased 16.4% to $0.78 per share from $0.67 per share in 1995. The 1996 first quarter earnings included a $71.6 million after-tax gain ($0.18 per share) from the sale of a 2.5% equity interest in DIRECTV (R) to AT&T.

     Operating profit (excluding GM purchase accounting adjustments) was $385.2 million for the first quarter, a 9.5% decrease from the operating profit of $425.6 million reported during the comparable period in 1995. The operating profit margin on the same basis was 10.7% for the quarter compared with 11.9% in the first quarter of 1995.

     C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said that first quarter sales growth was propelled by DIRECTV subscriber growth, Galaxy(R) satellite transponder sales and the 1995 acquisitions of CAE-Link and Magnavox Electronic Systems Company by Hughes Aircraft Company, which more than offset the decline in Delco Electronics revenues due to lower GM production volumes related to a 17-day strike at two GM component plants in Dayton, Ohio. Mr. Armstrong attributed the decline in operating profit to the reduced GM production volumes which more than offset growth from DIRECTV subscribers and Galaxy satellite transponder sales.

                   SEGMENT FINANCIAL REVIEW:   FIRST QUARTER

                             AUTOMOTIVE ELECTRONICS

     Revenues for the quarter were $1,271.8 million, a decrease of 15.0% from revenues of $1,496.2 million for the same period in 1995. The decline reflects a 24.6% decrease in GM vehicles produced in North America primarily related to a 17-day strike at two GM component plants in Dayton, Ohio that resulted in the temporary shutdown of 26 of 29 GM North American assembly plants. This reduction more than offset a 25.6% increase in international and non-GM sales (from $195 million to $245 million) and a 7.0% increase in Hughes-supplied electronic content in GM vehicles produced in North America (from $868 per vehicle to $929 per vehicle).

     Operating profit decreased 37.6% in the first quarter to $159.3 million from $255.4 million for the comparable period in 1995. The decline was primarily due to the lower production volumes, price reductions and the impact from continued investment in international expansion, in part offset by increased electronic content and continued cost reduction efforts. As a result, first quarter operating profit margin declined to 12.6% from 17.3% in 1995.


                          TELECOMMUNICATIONS AND SPACE

     Revenues for the quarter were $936.4 million, an increase of 44.8% over revenues of $646.7 million reported in the prior year's first quarter. The growth was principally due to DIRECTV subscriber growth, the $120.3 million pre-tax gain recognized from the sale of 2.5% of DIRECTV to AT&T and higher Galaxy satellite transponder sales.

     Operating profit in the first quarter increased 136.5% to $74.5 million compared with $31.5 million reported in the same period in 1995. This increase was principally the result of higher Galaxy satellite transponder sales and reduced DIRECTV operating losses. As a result, first quarter operating profit margin increased to 9.1% in 1996 from 4.8% in 1995.


                         AEROSPACE AND DEFENSE SYSTEMS

     First quarter 1996 revenues were $1,512.4 million, a 9.2% increase over revenues of $1,385.0 million reported in the same period in 1995. The growth was principally due to additional revenues resulting from the 1995 acquisitions of CAE-Link and Magnavox Electronic Systems Company.

     Primarily due to these revenue increases, operating profit for the period increased 2.9% to $157.9 million compared with $153.5 million for the first quarter of 1995. The operating profit margin in the period declined to 10.5% from 11.1% in the first quarter of 1995 primarily due to a continued shift from production programs to engineering and development programs.

CONSOLIDATED STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)


                                                                                                                Three Months
                                                                                                               Ended March 31,
                                                                                                              ------------------
                                                                                                              1996        1995
- --------------------------------------------------------------------------------------------------------------------------------
REVENUES
Net sales
    Outside customers                                                                                      $2,438.9     $2,162.6
    General Motors and affiliates                                                                           1,174.7      1,404.2
Other income - net                                                                                            123.1         12.0
- --------------------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES                                                                                              3,736.7      3,578.8
- --------------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Cost of sales and other operating charges,
    exclusive of items listed below                                                                         2,796.5      2,777.0
Selling, general, and administrative expenses                                                                 300.3        248.5
Depreciation and amortization                                                                                 131.6        115.7
Amortization of GM purchase accounting adjustments
    related to Hughes Aircraft Company                                                                         30.6         31.0
Interest expense - net                                                                                          5.2          3.3
- --------------------------------------------------------------------------------------------------------------------------------

TOTAL COSTS AND EXPENSES                                                                                    3,264.2      3,175.5
- --------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                                                    472.5        403.3
Income taxes                                                                                                  191.4        165.4
- --------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                                                    281.1        237.9
Adjustments to exclude the effect of GM purchase accounting
    adjustments related to Hughes Aircraft Company                                                             30.6         31.0
- --------------------------------------------------------------------------------------------------------------------------------

EARNINGS USED FOR COMPUTATION OF AVAILABLE
    SEPARATE CONSOLIDATED NET INCOME                                                                         $311.7       $268.9
================================================================================================================================

AVAILABLE SEPARATE CONSOLIDATED NET INCOME                                                                    $76.0        $63.3
================================================================================================================================

NET EARNINGS ATTRIBUTABLE TO GENERAL MOTORS
    CLASS H COMMON STOCK ON A PER SHARE BASIS                                                                 $0.78        $0.67
================================================================================================================================


CONSOLIDATED BALANCE SHEET
(Dollars in Millions)



                                                                                                   March 31,     December 31,
ASSETS                                                                                               1996            1995
- ------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash equivalents                                                                         $   986.7         $ 1,139.5
Accounts and notes receivable
   Trade receivables                                                                                1,215.6           1,235.6
   General Motors and affiliates                                                                      148.5             146.7
Contracts in process                                                                                2,708.9           2,469.2
Inventories                                                                                         1,442.0           1,225.5
Prepaid expenses, including deferred income taxes                                                     600.0             594.3
- ------------------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                                                7,101.7           6,810.8
PROPERTY - NET                                                                                      2,790.8           2,739.2
TELECOMMUNICATIONS AND OTHER EQUIPMENT - NET                                                          983.8           1,175.1
INTANGIBLE ASSETS - NET                                                                             3,568.6           3,573.7
INVESTMENTS AND OTHER ASSETS, INCLUDING DEFERRED INCOME TAXES                                       1,651.1           1,675.6
- ------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                      $16,096.0         $15,974.4
==============================================================================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
- ------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts payable
   Outside                                                                                        $   739.4         $   748.7
   General Motors and affiliates                                                                       53.5              52.2
Advances on contracts                                                                                 952.1             893.7
Notes and loans payable                                                                               116.4             432.5
Income taxes payable                                                                                  251.3             190.8
Accrued liabilities                                                                                 1,953.5           1,990.9
- ------------------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                                           4,066.2           4,308.8
LONG-TERM DEBT AND CAPITALIZED LEASES                                                                 269.1             258.8
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                                                         1,617.9           1,610.6
OTHER LIABILITIES AND DEFERRED CREDITS                                                              1,429.0           1,270.5
TOTAL STOCKHOLDER'S EQUITY                                                                          8,713.8           8,525.7
- ------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                                        $16,096.0         $15,974.4
==============================================================================================================================


Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)



                                                                                                            Three Months
                                                                                                           Ended March 31,
                                                                                                           ---------------
                                                                                                      1996               1995
- ----------------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE ELECTRONICS
Revenues
   Amount                                                                                         $1,271.8        $1,496.2
   As a percentage of Hughes Revenues                                                                34.0%           41.8%
Net Sales                                                                                         $1,260.2        $1,472.7
Operating Profit (1)                                                                              $  159.3        $  255.4
Operating Profit Margin (2)                                                                          12.6%           17.3%
Depreciation and Amortization                                                                     $   48.8        $   42.8
Capital Expenditures                                                                              $   50.3        $   52.9

- ---------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS AND SPACE
Revenues
   Amount                                                                                         $  936.4        $  646.7
   As a percentage of Hughes Revenues                                                                25.1%           18.1%
Net Sales                                                                                         $  821.0        $  656.6
Operating Profit (1)                                                                              $   74.5        $   31.5
Operating Profit Margin (2)                                                                           9.1%            4.8%
Depreciation and Amortization (3)                                                                 $   46.2        $   37.2
Capital Expenditures (4)                                                                          $   70.3        $   39.3

- ---------------------------------------------------------------------------------------------------------------------------
AEROSPACE AND DEFENSE SYSTEMS
Revenues
   Amount                                                                                         $1,512.4        $1,385.0
   As a percentage of Hughes Revenues                                                                40.5%           38.7%
Net Sales                                                                                         $1,502.2        $1,383.1
Operating Profit (1)                                                                              $  157.9        $  153.5
Operating Profit Margin (2)                                                                          10.5%           11.1%
Depreciation and Amortization (3)                                                                 $   32.7        $   29.5
Capital Expenditures                                                                              $   28.5        $   20.7

- ---------------------------------------------------------------------------------------------------------------------------
CORPORATE AND OTHER
Operating Loss (1)                                                                                $   (6.5)       $  (14.8)
============================================================================================================================



* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of
      Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes
      such adjustments.  In order to provide    additional analytical data,
      the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.

  (1) Net Sales less Total Costs and Expenses other than Interest Expense.
  (2) Operating Profit as a percentage of Net Sales.
  (3) Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $5.3 million for the Telecommunications and Space segment and $25.2 million for the Aerospace and Defense Systems segment, in 1996 and 1995.
  (4) Includes expenditures related to telecommunications and other equipment amounting to $16.0 million and $9.5 million in 1996 and 1995, respectively.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           GENERAL MOTORS CORPORATION
                                           --------------------------
                                                     (Registrant)

Date    April 22, 1996
        --------------
                                           By

                                           s/Wallace W. Creek
                                           ---------------------------
                                           (Wallace W. Creek, Comptroller)